As filed with the Securities and Exchange Commission on May 1, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	11-3742489
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Constellation Way Baltimore, Maryland	21202
(Address of Principal Executive Offices)	(Zip Code)

Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Stephen R. Brunner

Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Charles C. Ward

Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Lisa J. Mellencamp

Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Michael B. Hiney

(Full title of the plan)

Charles C. Ward

Chief Financial Officer and Treasurer

Constellation Energy Partners LLC

100 Constellation Way

Baltimore, Maryland 21202

(Name and address of agent for service)

(410) 468-3500

(Telephone number, including area code, of agent for service)

Copies to:

G. Michael O’Leary

Timothy C. Langenkamp

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Indicate by check mark whether the registrant if a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common units representing limited liability company interests	300,000 common units	$2.64	$792,000	$44.19

(1)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of common units that become available under the inducement grants because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.
(2)	Represents common units to be issued under the inducement grants.
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the common units as reported by NYSE Arca on April 28, 2009.

EXPLANATORY NOTE

This registration statement is filed by Constellation Energy Partners LLC (the “Company”) to register securities pursuant to the previously announced stand-alone restricted unit grants made on May 1, 2009 to Stephen R. Brunner, the Company’s President, Chief Executive Officer and Chief Operating Officer, Charles C. Ward, the Company’s Chief Financial Officer and Treasurer, Lisa J. Mellencamp, the Company’s General Counsel and Secretary, and Michael B. Hiney, the Company’s Chief Accounting Officer and Controller. The restricted unit grants were issued as “employment inducement awards” under the rules of the NYSE Arca, Inc. and, as such, are not subject to approval by the Company’s unitholders.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference in this registration statement the following documents and information previously filed with the Commission:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009 (File No. 001-33147).

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008.

(3)	The description of the Company’s common units contained in the Company’s Registration Statement on Form 8-A (File No. 001-33147) as filed by the Company with the Commission on November 13, 2006, and any amendment or report filed for the purpose of updating that description.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the common units offered hereby is being passed upon for us by Andrews Kurth LLP. Attorneys at the law firm of Andrews Kurth LLP beneficially own 18,000 common units.

Item 6.	Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Section 7.7(a) of our Second Amended and Restated Operating Agreement, as amended (the “LLC Agreement”), provides that to the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in the LLC Agreement, we shall indemnify any person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that such person (i) is or was our manager or officer, or, while serving as our manager or officer, is or was serving as a tax matters partner, or, (ii) is or was our member, partner, manager, director, officer, fiduciary or trustee or that of any of our subsidiaries or, (iii) at our request, served as a director, manager, officer, tax matters partner, fiduciary or trustee of any other person (each an “Indemnitee”) or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7(a) of the LLC Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

Any indemnification pursuant to Section 7.7 of the LLC Agreement shall be made only out of our assets, and our members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to us to enable us to effectuate such indemnification. Additionally, any indemnification pursuant to Section 7.7 of the LLC Agreement shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of our outstanding limited liability company interests, excluding any limited liability company interests held by us or our subsidiaries and any limited liability company interests held by a group or person who holds more than 20% of any class of our limited liability company interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

Section 7.7 further provides that expenses (including attorneys’ fees) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 7.7(a) shall be paid by us, when and as incurred, in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by us as authorized in Section 7.7.

Section 7.8 of the LLC Agreement provides that no Indemnitee shall be liable for monetary damages to us or our members or any other persons who have acquired any class or series of equity interests in us for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

In addition, the LLC Agreement provides that we may purchase and maintain insurance, on behalf of our managers and officers, and such other persons as the board of managers shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with our activities or such person’s activities on our behalf, regardless of whether we would have the power to indemnify such person against such liability under the provisions of the LLC Agreement.

The Underwriting Agreement entered into by us in connection with our initial public offering provides for the indemnification by the underwriters in certain circumstances of the Company, our managers and officers, our current subsidiaries, Constellation Energy Commodities Group, Inc., and each of their officers and directors.

Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
+4.1	Certificate of Formation of Constellation Energy Partners LLC, as amended (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 12, 2007)

+4.2	Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 28, 2006)

+4.3	Amendment No. 1 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007)

+4.4	Amendment No. 2 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC dated July 25, 2007. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on July 26, 2007).

+4.5	Amendment No. 3 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC dated September 21, 2007 (incorporated by reference to Exhibit 3.5 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007).

*4.6	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Stephen R. Brunner.

*4.7	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Charles C. Ward.

*4.8	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Lisa J. Mellencamp.

*4.9	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Michael B. Hiney.

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Netherland, Sewell & Associates, Inc.

*23.3	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.
*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 1, 2009.

CONSTELLATION ENERGY PARTNERS LLC

By:	/s/ Charles C. Ward
Charles C. Ward, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

The undersigned managers and officers of Constellation Energy Partners LLC hereby constitute and appoint Charles C. Ward and Lisa J. Mellencamp, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John R. Collins	Chairman of the Board	May 1, 2009
John R. Collins

/s/ Steven R. Brunner	President, Chief Executive Officer,	May 1, 2009
Stephen R. Brunner	Chief Operating Officer and Manager (Principal Executive Officer)

/s/ Charles C. Ward	Chief Financial Officer and Treasurer	May 1, 2009
Charles C. Ward	(Principal Financial Officer)

/s/ Michael B. Hiney	Chief Accounting Officer and Controller	May 1, 2009
Michael B. Hiney	(Principal Accounting Officer)

/s/ Richard H. Bachmann	Manager	May 1, 2009
Richard H. Bachmann

/s/ John N. Seitz	Manager	May 1, 2009
John N. Seitz

/s/ Richard S. Langdon	Manager	May 1, 2009
Richard S. Langdon

EXHIBIT INDEX

Exhibit Number	Description
+4.1	Certificate of Formation of Constellation Energy Partners LLC, as amended (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by Constellation Energy Partners LLC on March 12, 2007)

+4.2	Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on November 28, 2006)

+4.3	Amendment No. 1 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on April 24, 2007)

+4.4	Amendment No. 2 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC dated July 25, 2007. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on July 26, 2007).

+4.5	Amendment No. 3 to Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC dated September 21, 2007 (incorporated by reference to Exhibit 3.5 to the Current Report on Form 8-K filed by Constellation Energy Partners LLC on September 26, 2007).

*4.6	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Stephen R. Brunner.

*4.7	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Charles C. Ward.

*4.8	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Lisa J. Mellencamp.

*4.9	Form of Inducement Award Agreement dated May 1, 2009 between Constellation Energy Partners LLC and Michael B. Hiney.

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Netherland, Sewell & Associates, Inc.

*23.3	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.
*	Filed herewith.